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Exhibit 99.1

For Immediate Release

Contact:	Carrie Doyle 312-580-4865 (investors) Derrell Carter 314-746-1321 (media) www.smurfit-stone.com

SMURFIT-STONE ANNOUNCES CASH TENDER OFFER AND SOLICITATION OF
CONSENTS WITH RESPECT TO ITS 9 3/4% SENIOR NOTES DUE 2003

        CHICAGO, August 27, 2002—Smurfit-Stone Container Corporation (Nasdaq: SSCC) today announced that Jefferson Smurfit Corporation (U.S.), an indirect, wholly-owned subsidiary of Smurfit-Stone, is commencing a tender offer and consent solicitation relating to any and all of its $500,000,000 aggregate principal amount of outstanding 9 3/4% Senior Notes due 2003 (the "Notes"). In connection with the tender offer, Jefferson Smurfit Corporation (U.S.) is also soliciting consents to adopt amendments to the indenture under which the Notes were issued to eliminate substantially all restrictive covenants and certain event of default provisions.

        As described in more detail in the Offer to Purchase and Consent Solicitation Statement dated August 27, 2002, the consideration for each $1,000 principal amount of Notes tendered and accepted for payment pursuant to the tender offer shall be an amount equal to (1) a price intended to result in a yield to April 1, 2003 equal to the sum of (a) the yield to maturity of the applicable United States Treasury Security (5 1/2% U.S. Treasury Note due March 31, 2003), as calculated by the Dealer Manager in accordance with standard market practice, plus (b) 75 basis points (such price being rounded to the nearest cent per $1,000 principal amount of Notes) plus (2) accrued interest payable on the Notes to the settlement date. This amount includes a consent payment equal to $30.00 per $1,000 principal amount of Notes purchased that will be paid only for tendered Notes for which consents have been validly delivered and not revoked prior to 5:00 p.m., Eastern time, on Friday, September 6, 2002, unless extended. The tender offer will expire at 12:00 midnight, Eastern time, on Tuesday, September 24, 2002, unless extended.

        The tender offer is conditioned upon, among other things, the satisfaction of a requisite consents condition and a financing condition, each as described in more detail in the Offer to Purchase and Consent Solicitation Statement.

        For additional information regarding the tender offer, please contact any of: Morgan Stanley, the Dealer Manager for the tender offer, at 877-445-0397 or 800-223-2440, ext. 2492; or D.F. King &Co., Inc., the Information Agent for the tender offer, bankers and brokers call collect at 212-269-5550, others call toll free at 800-714-3312. International inquiries to the Information Agent may be directed to D.F. King (Europe) Limited at (44-207) 920-9700.

        This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any Notes. The tender offer and consent solicitation are being made solely by the Offer to Purchase and Consent Solicitation Statement.

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        Smurfit-Stone Container Corporation (Nasdaq: SSCC) is the industry's leading integrated manufacturer of paperboard- and paper-based packaging. Smurfit-Stone is a leading producer of containerboard, including white top linerboard and recycled medium; corrugated containers; multiwall bags; clay-coated recycled boxboard; and is the world's largest paper recycler. In addition, Smurfit-Stone is a leading producer of solid bleached sulfate, folding cartons, paper tubes and cores, and labels. The company operates approximately 300 facilities worldwide and employs approximately 38,500 people.

        This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to changes in general economic conditions, continued pricing pressures in key product lines, seasonality and higher recycled fiber costs, as well as other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.

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  Exhibit 99.1